Exhibit 99.1

LIMITED BRANDS ANNOUNCES FINAL RESULTS OF TENDER OFFERS FOR ITS 2012 NOTES AND 2014 NOTES

COLUMBUS, OHIO, May 18, 2010 — Limited Brands, Inc. (NYSE: LTD) (“Limited Brands”) announced today the final results of its offers to purchase up to $400,000,000 aggregate principal amount (the “Tender Cap”) of its 6-1/8% Notes due 2012 (the “2012 Notes”) and 5-1/4% Notes due 2014 (the “2014 Notes”) in two separate cash tender offers (the “Tender Offers”).

The Tender Offers consisted of an offer to purchase any and all of its $191.5 million of outstanding 2012 Notes (the “Any and All Offer”) and an offer to purchase a portion of its $500 million of outstanding 2014 Notes equal to the aggregate principal amount of the Tender Cap remaining following the purchase of the 2012 Notes in the Any and All Offer (the “Maximum Tender Offer”). Each of the Tender Offers expired at 12:00 midnight, New York City time, on May 17, 2010 (the “Expiration”).

As of the Expiration, an aggregate principal amount of $133,638,000 of the 2012 Notes and $416,356,000 of the 2014 Notes had been validly tendered and not validly withdrawn. Limited Brands has accepted for payment an aggregate principal amount of $133,638,000 of the 2012 Notes and $266,361,000 of the 2014 Notes.

Because the Maximum Tender Offer was oversubscribed, Limited Brands will accept 2014 Notes as provided in the Offer to Purchase dated April 20, 2010 with a proration factor of 64.0328%.

The consideration for each $1,000 principal amount of 2012 Notes validly tendered in the Any and All Offer prior to 5:00 p.m., New York City time, on May 3, 2010 (the “Early Tender Date”), and accepted for purchase was $1,080 (the “2012 Notes Total Consideration”), which included an early tender payment of $30 (the “2012 Notes Early Tender Payment”).  The consideration for each $1,000 principal amount of 2012 Notes validly tendered in the Any and All Offer after the Early Tender Date, but at or prior to the Expiration, and accepted for purchase was $1,050 (the “2012 Notes Late Tender Offer Consideration”), which was the 2012 Notes Total Consideration minus the 2012 Notes Early Tender Payment.

The consideration for each $1,000 principal amount of 2014 Notes validly tendered in the Maximum Tender Offer prior to 5:00 p.m., New York City time, on the Early Tender Date, and accepted for purchase is $1,040 (the “2014 Notes Total Consideration”), which includes an early tender payment of $30 (the “2014 Notes Early Tender Payment”). The consideration for each $1,000 principal amount of 2014 Notes validly tendered in the Maximum Tender Offer after the Early Tender Date, but at or prior to the Expiration, and accepted for purchase is $1,010 (the “2014 Notes Late Tender Offer Consideration”), which is the 2014 Notes Total Consideration minus the 2014 Notes Early Tender Payment.

2012 Notes tendered prior to the Early Tender Date were purchased on May 4, 2010. All 2012 Notes tendered after the Early Tender Date as well as all 2014 Notes tendered and accepted were purchased today.

Banc of America Securities LLC acted as the dealer manager and D.F. King & Co., Inc. acted as the depositary and information agent for the Tender Offers.

Three Limited Parkway  Columbus, Ohio 43230  www.LimitedBrands.com

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria's Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates in 2,967 specialty stores. The company's products are also available online at http://www.VictoriasSecret.com, http://www.BathandBodyWorks.com, http://www.HenriBendel.com and http://www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Limited Brands, Inc. cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control.  Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements.  Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release:

•	general economic conditions, consumer confidence and consumer spending patterns;
•	the global economic crisis and its impact on our suppliers, customers and other counterparties;
•	the impact of the global economic crisis on our liquidity and capital resources;
•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;
•	the seasonality of our business;
•	our ability to grow through new store openings and existing store remodels and expansions;
•	our ability to expand into international markets;
•	independent licensees;
•	our direct channel business;
•	our failure to protect our reputation and our brand images;
•	our failure to protect our trade names, trademarks and patents;
•
market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•	stock price volatility;
•	our failure to maintain our credit rating;
•	our ability to service our debt;
•	the highly competitive nature of the retail industry generally and the segments in which we operate particularly;
•
consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	our ability to retain key personnel;
•	our ability to attract, develop and retain qualified employees and manage labor costs;
•	our reliance on foreign sources of production, including risks related to:
♦	political instability;
♦	duties, taxes and other charges on imports;
♦	legal and regulatory matters;
♦	volatility in currency and exchange rates;
♦	local business practices and political issues;
♦	potential delays or disruptions in shipping and related pricing impacts;
♦	the disruption of imports by labor disputes; and
♦	changing expectations regarding product safety due to new legislation.
•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;
•	fluctuations in energy costs;
•	increases in the costs of mailing, paper and printing;
•	self-insured risks;
•	our ability to implement and sustain information technology systems;
•	our failure to comply with regulatory requirements;
•	tax matters; and
•	legal and compliance matters.

Three Limited Parkway  Columbus, Ohio 43230  www.LimitedBrands.com

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2009 Annual Report on Form 10-K.

Three Limited Parkway  Columbus, Ohio 43230  www.LimitedBrands.com